Exhibit 10.1

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is entered into as of June 30, 2015, by and among Warren A. Peck, an individual residing in the State of Oklahoma (“Buyer”) and Saker Aviation Services, Inc., a Nevada corporation (“Seller”). Buyer and the Seller are referred to collectively herein as the “Parties” and individually herein as a “Party.”

RECITALS

WHEREAS, the Seller is the registered and beneficial owner of 100% of the issued and outstanding capital stock (the “Shares”) of Phoenix Rising Aviation, Inc. (“Phoenix Rising”);

WHEREAS, Phoenix Rising is engaged in the business of providing aircraft maintenance, repair and overhaul services exclusively at the Bartlesville Municipal Airport in Bartlesville, Oklahoma (the “Business”); and

WHEREAS, the Seller desires to sell to Buyer, and Buyer desire to purchase, all of the Shares in exchange for the Purchase Price.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.

ARTICLE I.
DEFINITIONS

“Affiliate” with respect to any Person, means any Person controlling, controlled by or under common control with such Person.

“Agreement” has the meaning set forth in the preface above.

“Business” has the meaning set forth in the recitals above.

“Buyer” has the meaning set forth in the preface above.

“Buyer Indemnitees” has the meaning set forth in Section 9.2(a) below.

“Closing” has the meaning set forth in Section 3.1 below.

“Closing Cash Amount” means (i) $250,000, plus (ii) the amount of any and all costs associated with the C-Check performed by Seller on the Falcon 10 N169LS, S/N 115, payable by Buyer to Seller at Closing, including, without limitation, the costs of all parts and labor. The Closing Cash Amount will be funded on the disposition of the Falcon 10N169LS, S/N 115 aircraft.

“Closing Date” has the meaning set forth in Section 3.1 below.

“Code” means the Internal Revenue Code of 1986, as amended, together with all regulations and proposed regulations promulgated thereunder.

“Confidential Information” means any information concerning the businesses and affairs of the Phoenix Rising or Seller that is not already generally available to the public.

“Damages” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, Liens, losses, expenses and fees, including court costs and reasonable attorneys’ fees and expenses.

“Indemnified Party” has the meaning set forth in Section 9.4(a) below.

“Indemnifying Party” has the meaning set forth in Section 9.4(a) below.

“Installment Payment Agreement” has the meaning set forth in Section 2.2 below.

“Knowledge of the Seller” means the actual knowledge of Ronald J. Ricciardi.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guarantees and other agreements with respect thereto, pursuant to which Phoenix Rising holds any leased real property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of Phoenix Rising thereunder.

“Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Liability Cap” has the meaning set forth in Section 9.5.

“Lien” means any mortgage, pledge, lien, encumbrance, charge or other security interest, other than (a) liens for Taxes not yet due and payable, (b) purchase money liens and liens securing rental payments under capital lease arrangements, and (c) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

“Material Adverse Effect” means any effect or change that would be materially adverse to the business, assets, financial condition or results of operations of Phoenix Rising, taken as a whole, or on the ability of the Seller to consummate timely the Transaction (regardless of whether or not such effect or change can be or has been cured at any time).

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Party” has the meaning set forth in the preface above.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or a governmental entity (or any department, agency or political subdivision thereof).

“Pledge Security Agreement” means the Pledge Security Agreement between Buyer and Seller in the form attached hereto as Exhibit C.

“Pre-Closing Tax Period” has the meaning set forth in Section 10.1 below.

“Promissory Note” has the meaning set forth in Section 2.2 below.

“Purchase Price” has the meaning set forth in Section 2.2 below.

“Required Consents” has the meaning set forth in Section 8.1(e) below.

“Restrictions” has the meaning set forth in Section 4.2(b) below.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” means the Security Agreement between Buyer and Seller in the form attached hereto as Exhibit D.

“Seller” has the meaning set forth in the preface above.

“Shares” has the meaning set forth in the recitals above.

“Straddle Period” has the meaning set forth in Section 10.2 below.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 9.4(a) below.

“Transaction” has the meaning set forth in Section 2.1 below.

“Treasury Regulations” means all proposed and final regulations promulgated under the Code.

ARTICLE II.
PURCHASE AND SALE OF SHARES

Section 2.1.          Purchase and Sale. On and subject to the terms and conditions of this Agreement, Buyer shall purchase from the Seller, and the Seller shall sell to Buyer, all of the Shares, free and clear of all Restrictions, for the consideration specified below in this Article II (the “Transaction”).

Section 2.2.          Purchase Price. The aggregate consideration for the Shares shall consist of the following (collectively, the “Purchase Price”):

(a)             the Closing Cash Amount; plus

(b)             $250,000 payable pursuant to the terms of a promissory note in the form attached hereto as Exhibit A (“Promissory Note”); plus

(c)             installment payments in the maximum aggregate principal amount of $1,000,000 in the form attached hereto as Exhibit B (the “Installment Payment Agreement”) by Buyer in favor of the Seller.

Section 2.3.          Payment of the Purchase Price. At Closing, Buyer shall deliver the following in respect of the Purchase Price:

(a)           Buyer shall deliver the Closing Cash Amount in immediately available funds to an account designated by the Seller;

(b)           Buyer shall deliver to the Seller the Promissory Note; and

(c)           Buyer shall deliver to the Seller the Installment Payment Agreement subject to the conditions set forth in the Installment Payment Agreement.

ARTICLE III.
CLOSING

Section 3.1.          Closing. The closing of the Transaction (the “Closing”) shall take place via electronic transmittal of documents on the second (2nd) business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the Transaction (other than conditions with respect to actions the respective Parties will take at Closing itself) or such other date as Buyer and the Seller may mutually determine (the “Closing Date”).

Section 3.2.         Deliveries at Closing. At Closing (a) the Seller shall deliver to Buyer the various certificates, authorizations, instruments and documents referred to in Section 8.1 below, (b) Buyer shall deliver to the Seller the various certificates, instruments and documents referred to in Section 8.2 below, (c) the Seller shall deliver to Buyer stock certificates representing all of the Shares, endorsed in blank or accompanied by duly executed assignment documents, and (d) Buyer shall deliver the Closing Cash Amount and other items specified in Section 2.3 above.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF
THE SELLER

Seller represents and warrants to Buyer as of the date of this Agreement and as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV) as set forth in this Article IV.

Section 4.1.          Organization, Qualification and Corporate Power. Phoenix is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Phoenix is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. Phoenix Rising has full corporate power and authority and all licenses, permits and authorizations necessary to carry on the Business and to own and use the properties owned and used by it. The Seller has delivered to Buyer correct and complete copies of the charter and bylaws of Phoenix Rising (as amended to date). The minute books (containing the records of meetings of Phoenix Rising, the Board of Directors and any committees of the Board of Directors), the stock certificate books, and the stock record books of Phoenix Rising are correct and complete. To the Knowledge of the Seller, Phoenix Rising is not in default under or in violation of any provision of its charter or bylaws.

Section 4.2.          Capitalization of Phoenix Rising; Phoenix Rising Shares.

(a)           Capitalization of Phoenix Rising.

(i)                 Phoenix Rising. The entire authorized capital stock of Phoenix Rising consists of 500 shares of common stock, no par value per, of which 500 shares are issued and outstanding and no shares are held in treasury. All of the shares of Phoenix Rising have been duly authorized, are validly issued, fully paid and non-assessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require Phoenix Rising to issue, sell or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to Phoenix Rising. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of the capital stock of Phoenix Rising.

(b)           Phoenix Rising Shares. Seller holds of record and owns beneficially all of the issued and outstanding shares of capital stock of Phoenix Rising free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims and demands (collectively, “Restrictions”). Seller is not a party to any option, warrant, purchase right or other contract or commitment that could require Seller to sell, transfer or otherwise dispose of any Shares (other than this Agreement). Seller is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any Shares.

Section 4.3.          Authorization of Transaction. The Seller has the requisite competence and authority to execute and deliver this Agreement and to perform its obligations hereunder. Seller has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the Board of Directors of Seller has duly authorized the execution, delivery and performance of this Agreement by Seller. This Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions, and each other agreement entered into in connection with the Transaction by Seller constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with their respective terms and conditions.

Section 4.4.          Non-contravention. Except as set forth on Schedule 4.4, neither the execution and delivery of this Agreement and the consummation of the Transaction nor the performance by the Seller hereunder, will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which Seller is subject or any provision of the charter or bylaws of Seller, (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any consent of any third party or any notice under any agreement, contract, Lease, license, instrument or other arrangement to which Seller is a party or by which any such party is bound or to which any of such party’s assets is subject (or result in the imposition of any Lien upon such party’s assets) or (c) result in the imposition or creation of any Lien upon or with respect to the Shares. Except as set forth on Schedule 4.4, the Seller does not need to give any notice to, make any filing with or obtain any authorization, consent or approval of any government or governmental agency or any third party in order for the Parties to consummate the Transaction.

Section 4.5.          Brokers’ Fees. Except as set forth on Schedule 4.5, Seller has no Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the Transaction for which Buyer could become liable or obligated.

ARTICLE V.
BUYER’S REPRESENTATIONS AND WARRANTIES

Buyer represents and warrants to the Seller as of the date of this Agreement and as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V) as set forth in this Article V.

Section 5.1.          Organization of Buyer. Buyer is an individual residing in the State of Oklahoma.

Section 5.2.         Authorization of Transaction. Buyer has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions.

Section 5.3.          Non-contravention. Neither the execution and delivery of this Agreement and the consummation of the Transaction nor the performance by Buyer hereunder will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which Buyer is subject or any provision of the charter or bylaws of Buyer or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any consent of any third party or any notice under any agreement, contract, lease, license, instrument or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject. Buyer need not give any notice to, make any filing with or obtain any authorization, consent or approval of any government or governmental agency or any third party in order to consummate the Transaction.

Section 5.4.          Investment Purpose. Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Shares are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Section 5.5.          Brokers’ Fees. Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the Transaction for which the Seller could become liable or obligated.

Section 5.6.          Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

ARTICLE VI.
PRE-CLOSING COVENANTS

The Parties agree as follows with respect to the period between the execution of this Agreement and Closing.

Section 6.1.          General. Each of the Parties shall use his or its best efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the Transaction (including satisfaction, but not waiver, of the conditions to Closing set forth in Article VIII below).

Section 6.2.          Notices and Consents. The Seller shall cause Phoenix Rising to give any notices to third parties, and shall cause the Seller to use its best efforts to obtain any Required Consents.

Section 6.3.          Operation of Business. The Seller shall not cause or permit Phoenix Rising to engage in any practice, take any action or enter into any transaction outside the Ordinary Course of Business; provided, however, the Buyer acknowledges and agrees that Seller shall cause Phoenix Rising to transfer all of the ownership interests in Stellar Aviation Services, LLC to Seller on or prior to the Closing.

Section 6.4.          Preservation of Business. The Seller shall cause Phoenix Rising to keep its business, organization and properties substantially intact, including their present operations, physical facilities, insurance policies and relationships with lessors, licensors, suppliers, customers and employees.

Section 6.5.          Full Access. The Seller shall permit, and the Seller shall cause Phoenix Rising to permit, representatives of Buyer (including legal counsel and accountants) to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Phoenix Rising, to all premises, properties, personnel, books, records (including Tax records), contracts, documents and financial data of any sort relating to Phoenix Rising.

Section 6.6.          Notice of Developments. The Seller shall give prompt written notice to Buyer of any material adverse development causing a breach of any of the representations and warranties in Article IV above. Disclosure by any Seller pursuant to this Section 6.6, shall be deemed to amend or supplement the Disclosure Schedule and cure any misrepresentation, breach of a representation or warranty or breach of covenant.

Section 6.7.          Exclusivity. The Seller shall not, directly or indirectly, through any representative or otherwise, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept or consider any proposal of any other Person relating to the Transaction, in whole or in part, whether directly or indirectly, through purchase, merger, consolidation or otherwise.

ARTICLE VII.
POST-CLOSING COVENANTS

The Parties agree as follows with respect to the period following Closing.

Section 7.1.          General. In case at any time after Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties shall take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (except to the extent the requesting Party is entitled to indemnification therefor under Article IX below). The Seller acknowledges and agrees that from and after Closing Buyer shall be entitled to possession of all books, records (including Tax records), contracts, documents and financial data of any sort relating to Phoenix Rising.

Section 7.2.          Confidentiality. The Seller shall treat and hold as confidential all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in its possession. In the event that the Seller is requested or required pursuant to a written or oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process to disclose any Confidential Information, the Seller shall notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 7.2. If, in the absence of a protective order or the receipt of a waiver hereunder, the Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, the Seller may disclose the Confidential Information to the tribunal; provided, however, that the Seller shall use their best efforts to obtain, at the request of Buyer, an order assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate.

Section 7.3.          Covenant Not to Compete. For a period of five (5) years from and after the Closing Date, Seller shall not engage directly or indirectly (whether as an owner, officer, director, partner, manager, employee, independent contractor, consultant or otherwise) in the Business; provided, however, Buyer acknowledges and agrees that the aforementioned restriction will not limit or restrict Seller (or any of Seller’s Affiliates) from engaging in a business that is competitive with the Business at any location other than the Bartlesville Municipal Airport in Bartlesville, Oklahoma; provided further, however, that the ownership by Seller of less than two percent (2%) of the outstanding stock of any publicly-traded corporation shall not violate the provisions of this Section 7.3. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 7.3 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

ARTICLE VIII.
CONDITIONS TO OBLIGATION TO CLOSE

Section 8.1.          Conditions to Buyer’s Obligation. Buyer’s obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a)            no action, suit or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent consummation of the Transaction or any part of the Transaction, (ii) cause the Transaction or any part of the Transaction to be rescinded following consummation, (iii) affect adversely the right of Buyer to own the Shares and to control Phoenix Rising, or (iv) affect adversely the right of Phoenix Rising to own its assets and to operate the Business (and no such injunction, judgment, order, decree, ruling or charge shall be in effect);

(b)            the representations and warranties set forth in Article IV above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by terms such as “material” and “Material Adverse Effect,” in which case such representations and warranties shall be true and correct in all respects at and as of the Closing Date;

(c)            the Seller shall have performed and complied with all of the Seller’s covenants hereunder in all material respects through Closing, except to the extent that such covenants are qualified by terms such as “material,” in which case the Sellers shall have performed and complied with all of such covenants in all respects through Closing;

(d)            the Seller shall have delivered to Buyer a certificate to the effect that each of the conditions specified above in Sections 8.1(b)-(c) is satisfied in all respects;

(e)            the Parties, at the Seller’s sole expense, shall have received all authorizations, consents, orders or approvals of and filings or registrations with, and any permits, licenses or other authorizations required by, any applicable governmental entity or third party, that are required for or in connection with the execution and delivery of this Agreement and the consummation of the Transaction set forth on Schedule 8.1(e) (the “Required Consents”);

(f)             the Seller shall have delivered to Buyer a copy of the charter of Phoenix Rising certified within fifteen (15) calendar days prior to the Closing Date by the Secretary of State of the State of Oklahoma;

(g)            the Seller shall have delivered to Buyer a copy of a certificate of good standing of Phoenix Rising issued within fifteen (15) calendar days prior to the Closing Date by the Secretary of State of the State of Oklahoma, and each jurisdiction in which Phoenix Rising, as applicable, is qualified to do business; and

(h)            the Seller shall have delivered such other documents and instruments as may be reasonably requested by Buyer in connection with the consummation of the Transaction.

Buyer may waive any condition specified in this Section 8.1 if Buyer executes a writing so stating at or prior to Closing.

Section 8.2.          Conditions to the Seller’s Obligation. The obligation of the Seller to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

(a)            no action, suit or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent consummation of the Transaction or any part of the Transaction or (ii) cause the Transaction or any part of the Transaction to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling or charge shall be in effect);

(b)            the representations and warranties set forth in Article V above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by terms such as “material,” in which case such representations and warranties shall be true and correct in all respects at and as of the Closing Date;

(c)            Buyer shall have performed and complied with all of its covenants hereunder in all material respects through Closing, except to the extent that such covenants are qualified by terms such as “material,” in which case Buyer shall have performed and complied with all of such covenants in all respects through Closing;

(d)            Buyer shall have delivered to the Seller a certificate to the effect that each of the conditions specified above in Sections 8.2(b)-(c) is satisfied in all respects;

(e)            Buyer shall have entered into the Promissory Note, Installment Payment Agreement, Pledge Security Agreement and Security Agreement; and

(f)             Buyer shall have delivered such other documents and instruments as may be reasonably requested by the Seller in connection with the consummation of the Transaction.

The Seller may waive any condition specified in this Section 8.2 if the Seller executes a writing so stating at or prior to Closing.

ARTICLE IX.
REMEDIES FOR BREACHES OF THIS AGREEMENT

Section 9.1.          Survival of Representations and Warranties. All of the representations and warranties of the Seller contained in Article IV above shall survive Closing and continue in full force and effect until eighteen (18) months following the Closing Date.

Section 9.2.          Indemnification Provisions for Buyer’s Benefit.

(a)           Subject to the limitations provided herein, prior to Closing, the Seller shall indemnify, defend and hold harmless Buyer, its Affiliates and their respective shareholders, directors, officers, employees, attorneys and agents (collectively, the “Buyer Indemnitees”) from and against the entirety of any Damages that any Buyer Indemnitee may suffer resulting from, arising out of, relating to, in the nature of or caused by each and all of the following:

(i)                 any breach of any representation or warranty (or allegation of facts by a third party that, if true, would constitute a breach of any representation or warranty) made by the Seller herein, including the documents, instruments and agreements to be executed and delivered by the Seller in connection herewith; and

(ii)               any breach of any covenant or agreement (or allegation of facts by a third party that, if true, would constitute a breach of any covenant or agreement) made by the Seller herein, including the documents, instruments and agreements to be executed and delivered by the Seller in connection herewith.

Section 9.3.          Indemnification Provisions for the Seller’s Benefit. Buyer shall indemnify and hold harmless the Seller from and against the entirety of any Damages the Seller its Affiliates and their respective shareholders, directors, officers, employees, attorneys and agents (collectively, the “Seller Indemnitees”) may suffer resulting from, arising out of, relating to, in the nature of or caused by each and all of the following:

(a)            any breach of any representation or warranty (or allegation of facts by a third party that, if true, would constitute a breach of any representation or warranty) made by Buyer herein, including the documents, instruments and agreements to be executed and delivered by Buyer in connection herewith; and

(b)            any breach of any covenant or agreement made by Buyer herein, including the documents, instruments and agreements to be executed and delivered by Buyer in connection herewith.

Section 9.4.          Matters Involving Third Parties.

(a)            If any third party shall notify any Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this Article IX, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

(b)            Any Indemnifying Party shall have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) calendar days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party shall indemnify the Indemnified Party from and against the entirety of any Damages the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of or caused by the Third Party Claim, (ii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, and (iii) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

(c)            So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 9.4(b) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written approval of the Indemnifying Party (not to be withheld unreasonably), and (iii) the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written approval of the Indemnified Party (not to be withheld unreasonably).

(d)            In the event any of the conditions in Section 9.4(b) above is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (ii) the Indemnifying Party shall reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses), and (iii) the Indemnifying Party shall remain responsible for any Damages the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of or caused by the Third Party Claim to the fullest extent provided in this Article IX.

Section 9.5.          Limitations. Seller and Seller Indemnities shall not be required to indemnify the Buyer Indemnities for Damages until the aggregate amount of all such Damages exceeds $100,000 (the “Deductible”) in which event the Sellers shall be responsible only for Damages exceeding the Deductible. Seller shall not be required to indemnify Buyer for any individual item where the Damage relating to such claim (or series of claims arising from the same or substantially similar facts or circumstances) is less than $1,500.In addition, in no event will Seller’s aggregate cumulative liability under Section 9.2, regardless of the nature of the claims (whether from an action in tort, contract, an indemnification claim under this Article IX or otherwise), exceed the Purchase Price (the “Liability Cap”).

Section 9.6.          Insurance Recoveries. The Buyer Indemnitees and the Seller, as applicable, shall use commercially reasonable efforts to seek recovery for matters subject to indemnification claims under this Article IX from available insurance policies; provided, however, that such obligation shall not limit, change or delay the Seller’s or Buyer’s indemnification obligations under this Article IX unless and until the Buyer Indemnitees or the Seller Indemnities, as applicable, actually receive such insurance proceeds, in which case the insurance proceeds actually received for a particular matter (net of fees, costs and expenses incurred in obtaining the insurance proceeds, including any increase to insurance premiums) by a Buyer Indemnitee or the Seller Indemnities, as applicable, shall reduce the Damages for such matter.

Section 9.7.          Remedies ExclusiveSection 9.8.. The remedies provided in this Article IX and Article X below shall be the sole and exclusive remedies of the Parties related to any breach of any representation or warranty, or non-performance, partial or total, of any covenant or agreement contained herein; provided, however, that nothing contained in this Article IX or in Article X below shall be deemed to limit or restrict in any manner any rights or remedies which any Indemnified Party has, or might have, at law, in equity or otherwise, based on fraud or willful misrepresentation.

Section 9.9.          Article X to Apply to Taxes and Tax ReturnsSection 9.10.. Except as explicitly set forth in Article X below, the rights and obligations of the Parties with respect to indemnification for any and all matters relating to Taxes, Tax Returns and income Tax Returns shall be governed solely by Article X below.

Section 9.11.      Knowledge of BreachSection 9.12.. No Party shall be liable under this Article for any Damages resulting from or relating to any inaccuracy in or breach of any representation or warranty in this Agreement if the party seeking indemnification for such Damages had knowledge of such breach or inaccuracy before Closing.

ARTICLE X.
TAX MATTERS

The following provisions shall govern the allocation of responsibility as between Buyer and the Seller for certain tax matters following the Closing Date:

Section 10.1.      Tax Indemnification. The Seller will indemnify, defend and hold harmless the Buyer Indemnitees from and against the entirety of any Damages the Seller or any Buyer Indemnitee may suffer resulting from, arising out of, relating to, in the nature of or caused by each and all of the following: (a) any and all Taxes (or the non-payment thereof) of Phoenix Rising for all taxable periods ending on or before the Closing Date, and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (the “Pre-Closing Tax Period”), (b) any and all Taxes of any member of an affiliated, consolidated, combined or unitary group of which Phoenix Rising (or any predecessor of Phoenix Rising) is or was a member on or prior to the Closing Date, including pursuant to Section 1.1502-6 of the Treasury Regulations or any analogous or similar state, local or foreign law or regulation, and (c) any and all Taxes of any Person (other than Phoenix Rising) imposed on Phoenix Rising as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring before Closing.

Section 10.2.      Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of Phoenix Rising for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date, and the amount of other Taxes of Phoenix Rising for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

Section 10.3.      Responsibility for Filing Tax Returns. Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for Phoenix Rising that are filed after the Closing Date.

Section 10.4.      Cooperation on Tax Matters.

(a)         Buyer and the Seller shall cooperate fully, as and to the extent reasonably requested by a Party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon a Party’s request) the provision of records and information reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and the Seller agree (i) to retain all books and records with respect to Tax matters pertinent to Phoenix Rising relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations of the respective taxable periods (and, to the extent notified by Buyer or the Seller, any extensions thereof), and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other Parties reasonable written notice prior to transferring, destroying or discarding any such books and records and, if a Party so requests, the Seller or Buyer, as the case may be, shall allow such Party to take possession of such books and records.

(b)         Buyer and the Sellers shall, upon request, use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the Transaction).

Section 10.5.      Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by the Buyer when due, and the Buyer shall, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and if required by applicable law, the Seller shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

ARTICLE XI.
TERMINATION

Section 11.1.      Termination of Agreement. The Parties may terminate this Agreement as provided below:

(a)         Buyer and the Seller may terminate this Agreement by mutual written approval at any time prior to Closing;

(b)         Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to Closing (i) in the event the Seller has breached any material representation, warranty or covenant contained in this Agreement in any material respect, Buyer has notified the Seller of the breach, and the breach has continued without cure for a period of fifteen (15) calendar days after the notice of breach, or (ii) if Closing shall not have occurred on or before August 31, 2015 by reason of the failure of any condition precedent under Section 8.1 above (unless the failure results primarily from Buyer breaching any representation, warranty or covenant contained in this Agreement); and

(c)         the Seller may terminate this Agreement by giving written notice to Buyer at any time prior to Closing (i) in the event Buyer has breached any material representation, warranty or covenant contained in this Agreement in any material respect, the Seller has notified Buyer of the breach, and the breach has continued without cure for a period of fifteen (15) calendar days after the notice of breach, or (ii) if Closing shall not have occurred on or before August 31, 2015 by reason of the failure of any condition precedent under Section 8.2 above (unless the failure results primarily from the Seller breaching any representation, warranty or covenant contained in this Agreement).

Section 11.2.      Effect of Termination. If any Party terminates this Agreement pursuant to Section 11.1 above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

ARTICLE XII.
MISCELLANEOUS

Section 12.1.      Press Releases. No Party shall issue any press release or other publicity relating to the subject matter of this Agreement without the prior written approval of Buyer and the Seller; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law, including, without limitation pursuant to Federal and state securities laws.

Section 12.2.      No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature whatsoever.

Section 12.3.      Succession and Assignment. This Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns. Neither this Agreement nor the rights, interests or obligations hereunder may be assigned by any Party, in whole or in part, without the prior written approval of Buyer and the Seller, except that Buyer or Seller may assign this Agreement to an Affiliate.

Section 12.4.      Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile or email in .pdf or similar format), and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 12.5.      Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 12.6.      Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given (a) when delivered personally to the recipient, (b) one (1) business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (c) one (1) business day after being sent to the recipient by facsimile transmission or electronic mail, or (d) four (4) business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Seller:	Saker Aviation Services, Inc.

20 South Street, Pier 6 East River

New York, NY 10004

Attn: Ronald J. Ricciardi, President

Facsimile: (570) 300-2233

E-mail: RRicciardi@SakerAviation.com

With a copy to:	Harter Secrest & Emery LLP

1600 Bausch & Lomb Place
Rochester, New York 14604
Attn: Tyler J. Savage, Esq.
Facsimile: (585) 232-2152
E-mail: tsavage@hselaw.com

If to Buyer:	Warren Peck

With a copy to:	Selby Connor Maddux & Janer

416 E. 5th Street

Bartlesville, OK 74003

Attention: Jerry Maddux

Facsimile:

Email: jmaddux@scmjlaw.com

Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

Section 12.7.      Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

Section 12.8.      Amendments and Waivers. No provision of this Agreement may be amended, revoked or waived except by a writing signed by Buyer and the Seller. No failure or delay on the part of any Party in exercising any right hereunder shall operate as a waiver of, or impair, any such right. No single or partial exercise of any such right shall preclude any other or further exercise thereof or the exercise of any other right. No waiver of any such right shall be deemed a waiver of any other right hereunder.

Section 12.9.      Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

Section 12.10.  Expenses. Each of Buyer and the Seller shall bear his or its own costs and expenses (including attorneys’ fees and expenses) incurred in connection with this Agreement and the Transaction.

Section 12.11.  Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. The Parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.

Section 12.12.  Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

Section 12.13.  Specific Performance. Each Party acknowledges and agrees that the other Parties would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached, so that a Party shall be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which such Party may be entitled, at law or in equity. In particular, the Parties acknowledge that the Business is unique and recognize and affirm that in the event the Seller breaches this Agreement, money damages would be inadequate and Buyer would have no adequate remedy at law, so that Buyer shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the other Parties’ obligations hereunder not only by action for damages but also by action for specific performance, injunctive and other equitable relief.

Section 12.14.  Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Osage County, Oklahoma, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto.

Section 12.15.  Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes all other prior agreements, understandings or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

SAKER AVIATION SERVICES, INC.

By:	/s/ Ronald J. Ricciardi
Name:	Ronald J. Ricciardi
Title:	President

/s/ Warren Peck
Warren Peck

[Signature Page to Stock Purchase Agreement]